Financial Solutions, Inc. - Code of Ethics

A.    GENERAL

 The Firm is required to adopt a Code of Ethics governing the activities of its registered persons. This Chapter is the Firm's Code of Ethics and contains provisions reasonably designed to address the following:

 1.    Ethics and Conflicts

Under state and federal laws, investment advisers are often considered fiduciaries of their clients' assets. As such, state and federal laws require each investment advisory firm to adopt policies and procedures reasonably designed to:

•	prevent violations of the Advisers Act and the rules and regulations promulgated under that Act and any other laws or rules applicable to the business of the Firm,

•	assure to the extent possible that Associated Persons act ethically and in the best interests of Clients, and

•	to avoid, to the extent possible, conflicts of interest in representing Clients.

2.   Insider Trading

The Insider Trading and Securities Fraud Enforcement Act of 1988 imposed both criminal and civil sanctions against persons who purchase or sell securities while in possession of material, nonpublic information or who communicate material, nonpublic information in connection with a transaction in securities. The Insider Trading Act also imposes liability on persons who control or responsible for supervising those who violate the Act if the controlling persons fail to supervise those persons or adopt procedures designed to prevent violations.

3.  Procedural Requirements

The Insider Trading Act requires Investment Advisers, broker-dealers and others who supervise or control persons who are subject to the insider trading rules to adopt policies prohibiting violations of the Insider Trading Act and to establish procedures reasonably designed to prevent those violations.

4.   Adoption of Code

To implement the above Policies, the Firm hereby adopts this Chapter as the Code of Ethics and Insider Trading Policy and Procedures for the Firm.

B.   POLICIES

It is the policy of the Firm that:

•	no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of the Advisers Act;

•	it is the duty of all Access Persons to place the interests of Clients before the interests of the Firm or any of its Associated Persons;

•	if the Firm acts as an adviser to a Fund, it is the duty of all Access Persons to place the interests of Fund investors before the interests of the Firm or any of its Associated Persons;

•	all Access Persons shall conduct personal securities transactions in a manner that avoids any actual, apparent or potential conflict of interest or abuse of a position of trust and responsibility;

•	no Access Person shall take inappropriate advantage of his or her position with the Firm;

•	insiders shall not trade personally on the basis of material nonpublic information;

•	insiders shall not trade on behalf of third parties, including on behalf of mutual funds and private accounts managed by the Firm or its affiliates, on the basis of material nonpublic information; and

•	insiders shall not communicate material nonpublic information to others in violation of the law.

C.    AGREEMENTS WITH OTHER ENTITIES

To prevent harm to the Firm by persons who may not be under its control, the Firm may not enter into any agreement with any service provider or other third party who would have access to inside information or who provides services on behalf of the Firm, unless:

•
the third party has certified in writing, either as part of the contract between the Firm and the third party or in a separate agreement, that the third party and all of its associated persons will comply with the provisions of this Chapter; or

•
the third party has certified in writing, either as part of the contract between the Firm and the third party or in a separate agreement and at least annually thereafter, that the third party has adopted, implemented and complies with a Code of Ethics and Insider Trading Policy that complies with the Advisers Act; or

•
and all of its associated persons will comply with the provisions of this Chapter; or the President has reviewed the Code of Ethics and Insider Trading Policy adopted by the third party, has confirmed that such document complies with the requirements of the Advisers Act and has received a certification, at least annually, from the third party that it has implemented and oversees compliance with such code by its associated persons.

Any agreement with a third party that incorporates the third party's Code of Ethics and Insider Trading Policy must also include an agreement by the third party to provide copies of such document on request by the Firm or by any regulator having jurisdiction over the Firm.

D.   RESTRICTED SECURITIES

The Chief Compliance Officer shall maintain a list of securities in which trading is restricted (see Appendix III). The Chief Compliance Officer shall include on the list any security about which the Firm or any Associated Person has obtained or has had access to material, nonpublic information. The Chief Compliance Officer shall also include on the list any security that the Chief Compliance Officer believes should be restricted for any other reason. No Firm Personnel shall buy or sell ANY security that is listed on the Restricted Security List or execute any transaction in such a security for such Person's own account, for any Client account or for any account of which the Person is a Beneficial Owner without first obtaining written approval from the Chief Compliance Officer. Any approval of a transaction is effective only for the dates indicated by the Chief Compliance Officer in giving the approval and is subject to any other conditions listed in the approval. If the approval to execute a transaction is denied, the Person may request permission to execute the transaction at a later time. The Chief Compliance Officer may, but is not obligated to, notify the Person requesting the trade when the trade may be executed.

E.   INITIAL PUBLIC OFFERINGS

All Investment Personnel of the Firm must obtain prior approval from the Firms Chief Compliance Officer before investing directly or indirectly in Initial Public Offering or Limited Offering.

F.   PROHIBITED ACTIVITIES

  1.    Prohibited Trading Activities

  Access Persons and Insiders are prohibited from the following trading activities:

•
Purchasing or selling a security if the same security or another security issued by the same issuer is being considered for purchase or sale by the Firm (securities will generally be deemed considered for purchase or sale by the Firm if the recommendation to trade has been made by the party or parties responsible for making the recommendation and if the recommendation has been communicated to others);

•
front-running any trade of the Firm (front-run means trading before or at the same time as a trade made or recommended by the Firm for its Clients, on the basis of nonpublic information regarding the intended transaction, whether or not the Access Person's trade and the Firm's trade take place in the same market or within one day of each other);

•	trading parallel to the Firm, by purchasing or selling a security at the same time that the same or a related security is being purchased or sold by the Firm;

•
trading against the Firm by purchasing a security at the same time that the Firm is selling the same or a related security or selling a security at the same time that the Firm is purchasing the same or a related security;

•	purchasing or selling any security within ten (10) days of the date on which the Firm purchases or sells the same or a related security;

•
purchasing or selling any security within seven days of the date on which the Firm purchases or sells the same or a related security if the Access Person is responsible for determining which securities the Firm will purchase;

•	purchasing or selling any security without obtaining written approval from the Chief Compliance Officer prior to the transaction, unless the trade is by the Chief Compliance Officer;

•	buying or selling any security for if the person is in possession of or has access to, material, nonpublic information concerning the security;

•
communicating any material, nonpublic information to any person except as is required in connection with the person's duties to the Firm and then only to Insiders who are subject to this Code and Policy or a comparable code of ethics and insider trading policy; and

•	purchasing or selling any security on the Restricted Security List without the consent of the Chief Compliance Officer.

2.    Prohibited Investments in Broker-Dealers

No Associated Person may purchase or otherwise acquire a security of any broker-dealer if:

a.	the broker-dealer is or has been recommended by the Firm as a Custodian of Client assets;

b.	the broker-dealer currently serves as a Custodian of Client assets managed by the Firm;

c.	the Firm has selected or directs Client transactions to the broker- dealer for execution; or

d.	the broker-dealer is currently or has been on an approved list of brokers maintained by the Firm for the execution of transactions by the Firm for its Clients.

3.   Prohibited Short Term Investments

      No Access Person shall profit from short term trading - that is purchasing and selling the same securities within periods of less than 30 days.

4.   Prohibited Investments in initial Public Offerings

No Associated Person and no Access Person shall make investments in initial public offerings if the offering is one in which Clients are investing through the Firm and the Firm has orders that remain unfilled for purchases of the securities for Clients.

5.  Prohibition on Gifts

No Access Person or Insider shall accept any gift from any person or entity doing business with or on behalf of the Firm, except for the following:

• gifts with a value less than $100;

• reasonable amounts paid for meals; and

•	reasonable amounts paid for tickets to sporting events or other forms of entertainment.

All gifts must be reported to the Chief Compliance Officer.

6.    Prohibition on Directorships

No Access Person shall serve as a director of publicly traded companies except for companies affiliated with the Firm or underwriters of the Firm, unless the President determines, before the Access Person accepts the position, that such service would be consistent with the interests of the Firm. Any person so serving must be segregated from any persons who make investment decisions for the Firm.

7.Securities Law Violations

No Associated Person shall:

•	employ any device, scheme or artifice to defraud any Client or prospective Client;

•	to engage in any transaction, practice or course of business which operates as a fraud or deceit upon any Client or prospective Client;

•
act as principal for his own account, knowingly sell any security to or purchase any security from a Client or act as broker for a person other than such Client and knowingly effect any sale or purchase of any security for the account of such Client, without disclosing to such Client, in writing before the completion of such transaction, the capacity in which he is acting and obtaining the consent of the Client to such transaction;

•	engage in any act, practice or course of business which is fraudulent, deceptive or manipulative; or

•
represent or imply that the investment adviser has been sponsored, recommended or approved or that his abilities or qualifications have in any respect been passed upon by the United States or any agency or any officer thereof.

G.    PROCEDURES

1.    Responsibility

The Chief Compliance Officer is responsible for implementing and overseeing compliance by all Associated Persons with this Chapter. [ xxxx ] is responsible for reviewing reports submitted in accordance with this Chapter by the Chief Compliance Officer.

2.   Determination of Access Persons and Insiders

The Chief Compliance Officer and the President are considered Access Persons and Insiders. The Chief Compliance Officer shall create a list of any additional individuals deemed by the Chief Compliance Officer to be Access Persons or Insiders of the Firm and who shall be subject to this Code and Policy. The list shall be amended to add any persons who subsequently become Access Persons or Insiders and to remove any persons who are no longer Access Persons or Insiders. The determination of the Chief Compliance Officer of a person's status as an Access Person or Insider shall be final. A copy of the list shall be given to each person who is on the list and the original shall be kept with this Code and Policy.

3.    Execution and Acknowledgement of Code and Policy

a.   Initial Execution

Immediately upon adoption of this Code and Policy and dissemination by the Chief Compliance Officer of the list of Access Persons and insiders, each Access Person and insider shall review this Code and Policy and execute the acknowledgement attached hereto indicating that he or she has read the Code and Policy and agrees to comply with its terms. Any person who is appointed or employed in a position that would make him or her an Access Person or insider must review this Code and Policy and execute the acknowledgment before taking on the duties of the position. In addition, the Chief Compliance Officer may require that each person employed by the Firm or who provides services or has access to information concerning the Firm review this Code and Policy and agree to comply with its provisions to the extent he or she may be, or may be deemed, in the future to be, insiders of the Firm.

b.   Annual Certification

Every year, each Access Person and insider shall sign a certification verifying that he or she has complied with all provisions of the Code and Policy during the year except for any deviations that have previously been reported to the Chief Compliance Officer. Each such person shall further certify that he or she agrees to continue to abide by its terms. The certification shall also include disclosure of all gifts that the Access Person or insider has received from any person or entity doing business with or on behalf of the Firm.

4.   Brokerage Statements and Transactions

Each Access Person and Insider shall, upon Chief Compliance Officer request, provide to such Chief Compliance Officer copies of all brokerage statements for all personal accounts and for any accounts in which he or she has a Beneficial Ownership. All Access Persons and Insiders must also agree to execute all transactions in securities through a broker-dealer affiliated with the Firm or designated by the Firm as may be determined by the Chief Compliance Officer. This requirement applies to transactions both for personal accounts and for any other accounts in which an Access Person or Insider has a Beneficial Ownership and controls the execution of such securities transactions.

5.   Prohibited Conduct

All securities laws require that Clients receive full information about the Firm, its Associated Persons, its services and its Clients. Therefore, no Associated Person shall, directly or indirectly:

•	employ any device, scheme or artifice to defraud any Client or prospective Client;

•	make any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading; or

•	engage in any transaction, practice or course of business that operates or would operate as a fraud or deceit upon any Person or that would be deceptive, manipulative, dishonest or unethical.

H.    CONFLICTS

The Firm and its Associated Persons are required to put the interests of Clients ahead of the interests of the Firm or any the Firm Personnel. Therefore, during all times that a Person is considered the Firm Personnel, such Person shall:

1.	not engage in any act, practice or course of conduct that would violate the provisions of any applicable securities laws or regulations;

2.	place the interest of Clients before their own, personal interests and before the interests of the Firm, its Shareholders or any of their Affiliates;

3.
conduct personal securities transactions in a manner that is consistent with this Code and that avoids any actual, apparent or potential conflict of interest or abuse of a position of trust and responsibility;

4.	not take any inappropriate advantage of his or her position with the Firm;

5.	not trade any security of which the Person is a Beneficial Owner if the Person is in possession of material nonpublic information relating to that security;

6.	not trade any security on behalf of third parties, if the Person is in possession of material nonpublic information relating to that security;

7.
not communicate any material nonpublic information to any Person except as is required in connection with his or her duties to the Firm or as required to comply with applicable law, and only to the Firm Personnel who are subject to this Code, to regulators or to a third party who is subject to a comparable code of ethics that includes Insider Trading the Firm prohibitions.

I.   REPORTS AND RECORDS

1.     Securities Owned

At the initial adoption of this Code and Policy or at any later time that a person may become an Access Person or Insider and annually thereafter, each Access Person and Insider shall within 10 days of becoming an Access Person provide to the Chief Compliance Officer a list of the securities of which the Person is a Beneficial Owner, which must be current as of a date no more than 45 days prior to the date the person became an Access Person and must include reports of all securities in:

a.	all accounts held in the Person's own name alone or with any other Person;

b.	all accounts held in the name of the Person's spouse, minor children or other Person sharing the household of the Person;

c.	any account over which the Person has control or exercises discretion; and

d.	any accounts of which such Person is a Beneficial Owner.

The detail provided must include the title, number of shares and principal amount of each security and the name of the broker, dealer or bank with whom the account is held and the date the report was submitted by the Access person.

At least quarterly, with respect to any account established by the Access person in which any securities were held during the quarter for the direct or indirect benefit of the Access person, the Access person will report to the Chief Compliance Officer the provider of the account, the date the account was established and the date the report was submitted by the Access person.

On request by the Chief Compliance Officer, but at least annually, each Person subject to this Code shall provide to the Chief Compliance Officer copies of all brokerage statements for those accounts. This information must be current as no more than 45 days prior to submission. In addition, if requested by the Chief Compliance Officer, all persons subject to this Code shall provide copies of confirmations of transactions in their accounts.

2.    Securities Transactions Reports

Every Access Person and Insider shall submit reports to the Chief Compliance Officer showing all transactions in securities in which the person has or because of such transaction acquires, any Beneficial Ownership. These reports shall use the form provided by the Chief Compliance Officer, shall be made within 10 days after the end of each calendar quarter and shall contain the following information:

• The date of each transaction in securities during the quarter;

• The title of each security;

•	The number of shares or units or the principal amount of each security involved in each transaction;

•	The nature of each transaction (purchase, sale, option, etc.);

• The price at which each transaction was executed; and

•	The name of the broker, dealer or other financial institution through which each transaction was executed.

Any report under this Section may contain language stating that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates. No Access Person needs to report about a transaction in a security for an account over which the Access Person has no direct or indirect influence or control. Furthermore, Service Providers who may be required to submit the reports only because they have entered into contracts with the Firm, are not required to submit the reports unless, during the quarter, they knew or in the ordinary course of providing services to the Firm, they should have known that a specific security was purchased or sold by the Firm for a Client or the purchase or sale was recommended by the Firm to a Client.

3.   Review

The Chief Compliance Officer shall review account statements and transaction reports periodically to ensure that no Firm Personnel have violated any of the provisions of this Code.

4.    Reports to the Managing Principal

The Chief Compliance Officer of the Firm shall provide to the President at least annually a report describing all issues arising under the Code and Policy since the last report to the President. This report shall include but not be limited to:

•	a copy of the Code and Policy then in effect for the Firm and a copy of the Code of Ethics and Insider Trading Policy of each solicitor for the Firm;

•	a summary of the existing procedures adopted by the Firm and by each solicitor for the Firm, intended to assure compliance with the provisions of the Advisers Act and the Insider Trading Act;

•
a description of any violations under the Code and Policy of the Firm or under the code of ethics or insider trading policy of each solicitor for the Firm which violation relates to the operations of the Firm;

•	a description of any sanctions imposed for any of the violations reported as above by the Firm or its solicitors;

•	a description of any changes to this Code and Policy or to the procedures used in its implementation; and

•	a description of any recommended or proposed changes to this Code and Policy or to the procedures used in its implementation.

5.   Annual Certification

The Chief Compliance Officer of the Firm shall certify annually to the President that the Firm has adopted such procedures as the Chief Compliance Officer deems reasonably necessary to prevent Access Persons and Insiders from violating the Advisers Act and the Insider Trading Act.

6.    Records

The Chief Compliance Officer shall maintain the following records at the principal place of business of the Firm and shall make such records available during reasonable business hours to the President, the Securities and Exchange Commission or any representative of either the Securities and Exchange Commission or any other regulatory authority having jurisdiction over the Firm:

•	a copy of this Code and Policy as currently in effect and of any amendments to it or restatements of it that have been in effect during the current year and any of the past five fiscal years;

•	a copy of any other Code of Ethics or Insider Trading Policy which is or at any time within the past five fiscal years has been, in effect for the Firm;

•
a record of any violation of any such Code of Ethics or Insider Trading Policy and of any action taken as a result of such violation that has occurred during the current year or any of the past five fiscal years;

•	a copy of each report made by an Access Person or Insider pursuant to this Code and Policy during the current year and the past five fiscal years;

•	a copy of any other reports made to the President pursuant to this Code and Policy or any prior Code of Ethics or Insider Trading Policy during the current year or any of the past five fiscal years;

•	a list of all Access Persons and Insiders who have been subject to this Code and Policy or any prior Code of Ethics or Insider Trading Policy during the current year and the past five fiscal years;

•
a list of all Chief Compliance Officers of the Firm designated under this Code and Policy or under any prior Code of Ethics or Insider Trading Policy during the current year and the past five fiscal years; and

9'

•
a list of any other persons responsible for reviewing the reports of securities transactions required from Access Persons and Insiders of the Firm during the current year and the past five fiscal years.

J.     EXEMPTIONS

1.    Discretionary Exemptions

a.   Exemptions from the Code

Any Associated Person may ask the Chief Compliance Officer for a written determination that the Associated Person should be exempted from any of the provisions of this Code and shall include in the request the basis for requesting the exemption. The Chief Compliance Officer shall grant an exemption only if the Chief Compliance Officer, in his or her discretion, believes that the granting of the exemption will not result in a conflict of interest or other potential violation of any laws, rules or regulations that govern the business of the Firm. Once the Chief Compliance Officer makes a determination, the Person shall be bound by it.

b.   Exemptions from the Preapproval of transactions

Prior to a transaction, any Access Person or Insider may ask the Chief Compliance Officer to determine, based on all available information, that the proposed transaction by the Access Person or Insider, in light of all circumstances, should be exempted from the prohibitions of this Code and Policy. Once the Chief Compliance Officer makes a determination, the Access Person or Insider shall be bound by it.

2.     Exempt Securities

The following securities are exempt from the reporting requirements:

•	direct obligations issued or guaranteed by the United States;

•	short-term securities issued or guaranteed by an agency or instrumentality of the United States;

•	bankers' acceptances;

•	bank certificates of deposit;

•	commercial paper;

•	shares of stock purchased under a dividend reinvestment plan;

•	automatic investments made under a prior continuing authorization; and

•
shares of any registered investment fund, provided that the Firrn does not manage the fund, own shares in the fund or have the ability to purchase shares in that fund or in any fund that shares assets or is in a common family of funds with the fund. The Chief Compliance Officer may issue, from time to time, a list of funds that are restricted and subject to all the provisions of this Code and Policy.

K.     SANCTIONS

1.    Sanctions by Management

This Code and Policy shall be strictly enforced. The Chief Compliance Officer is required to report all violations immediately to the President and to recommend to the President the appropriate sanctions to apply for violations. The President shall be responsible for making the final determination concerning the application of sanctions. Those sanctions may include fines, disgorgement of profits, payment of amounts equal to any losses avoided, rescission of transactions, assigning securities purchased wrongfully to the Firm, restrictions on future trading in securities, suspension, termination or any penalty that could be imposed under the applicable securities laws.

2.   Sanctions by Regulatory Authorities

In the event of a material violation of this Code and Policy that also involves a violation of state or federal securities laws, rules or regulations, the President may notify the appropriate regulatory authorities of such material violation and provide information to such authorities necessary for them to investigate and prosecute the violation. The Access Person or Insider who makes the material violation will be subject to all the penalties under the securities acts for such violations. Those penalties include injunctions, fines, criminal sanctions or suspension or bar frorn the securities business.